Draft — 5/8/06

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM CB
TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM
Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☑
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐
Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)	☐
TELEFÓNICA MÓVILES, S.A.
(Name of Subject Company)
Telefonica Mobile, Inc.
(Translation of Subject Company’s Name into English (if applicable))
Kingdom of Spain
(Jurisdiction of Subject Company’s Incorporation or Organization)
Telefónica, S.A.
(Name of Person(s) Furnishing Form)
American Depositary Shares
Common Stock
(Title of Class of Subject Securities)
American Depositary Shares CUSIP 879382208
Common Stock ISIN ES0178430E18
(CUSIP Number of Class of Securities (if applicable))
Antonio Hornedo Muguiro
Telefónica Móviles, S.A.
Goya, 24
28001 Madrid, Spain
011-34-91-423-4054
(Name, Address (including zip code) and Telephone Number (including area code) of Person(s)
Authorized to Receive Notices and Communications on Behalf of Subject Company)
Not applicable
(Date Tender Offer/Rights Offering Commenced)

PART I — INFORMATION SENT TO SECURITY HOLDERS
Item 1. Home Jurisdiction Documents
Not applicable.
Item 2. Informational Legends
     PART II — INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS
1.	Proposed resolution on the merger of Telefónica, S.A. and Telefónica Móviles, S.A. to be adopted by the shareholders of Telefónica, S.A. and Telefónica Móviles, S.A. at the shareholder meetings of each company to be held on June 20 and June 21st, 2006 at first and second call respectively. .

2.	Merger Plan

3.	The report of the Independent Expert on the Merger Plan (incorporated herein by reference to Form 6-K filed by Telefónica, S.A. with the SEC on May 16, 2006)
4. Report of the Board of Directors of Telefónica, SA. on the Merger Plan (incorporated herein by reference to Form 6-K filed by Telefónica, S.A. with the SEC on May 16, 2006)
5. Report of the Board of Directors of Telefónica Móviles, S.A. on the Merger Plan (incorporated herein by reference to Form 6-K filed by Telefónica S.A. with the SEC on May 16, 2006)
6. Individual Financial Statements of Telefónica, S.A. for fiscal year 2005 (incorporated herein by reference to Form 6-K filed by Telefónica, S.A. with the SEC on April 12, 2006
7. Consolidated Financial Statements of Telefónica Group for fiscal year 2005 (incorporated herein by reference to the Financial Statements included in Form 20-F for fiscal year ended December 31, 2005 filed by Telefónica, S.A. with the SEC on April 12, 2006)
8. Individual Financial Statements of Telefónica, S.A. for fiscal year 2004 (incorporated herein by reference to Rule 425 filed with the SEC on April 27, 2005)
9. Consolidated Financial Statements of Telefónica Group for fiscal year 2004 (incorporated herein by reference to the Financial Statements included in Form 20-F for fiscal year ended December 31, 2004 filed by Telefónica, S.A. with the SEC on April 18, 2005)
10. Individual Financial Statements of Telefónica, S.A. for fiscal year 2003 (incorporated herein by reference to Form 6-K filed by Telefónica, S.A. with the SEC on April 2, 2004)

11. Consolidated Financial Statements of Telefónica Group for fiscal year 2003 (incorporated herein by reference to the Financial Statements included in Form 20-F for fiscal year ended December 31, 2003 filed by Telefónica, S.A. with the SEC on July 9, 2004)
12. Individual Financial Statements of Telefónica Móviles, S.A. for fiscal year 2005
13. Consolidated Financial Statements of Telefónica Móviles Group for fiscal year 2005 (incorporated herein by reference to the Financial Statements included in Form 20-F for fiscal year ended December 31, 2005 filed by Telefónica Móviles, S.A. with the SEC on April 12, 2006)
14. Individual Financial Statements of Telefónica Móviles, S.A. for fiscal year 2004
15. Consolidated Financial Statements of Telefónica Móviles Group for fiscal year 2004 (incorporated herein by reference to the Financial Statements included in Form 20-F filed for fiscal year ended December 31, 2004 filed by Telefónica Móviles, S.A. with the SEC on June 23, 2005)
16. Individual Financial Statements of Telefónica Móviles, S.A. for fiscal year 2003
17. Consolidated Financial Statements of Telefónica Móviles Group for fiscal year 2003 (incorporated herein by reference to the Financial Statements included in Form 20-F for fiscal year 2003 filed by Telefónica Móviles, S.A. with the SEC on July 9, 2004)
18. Merger Balance Sheet of Telefónica, S.A.
19. Merger Balance Sheet of Telefónica Móviles, S.A.
20. Current Bylaws of Telefónica, S.A. (incorporated herein by reference to Exhibit 1.1 to Form 20-F for fiscal year ended 2005 filed by Telefónica, S.A. with the SEC on April 12, 2006)
21. Current Bylaws of Telefónica Móviles, S.A. (incorporated herein by reference to Exhibit 1.1 to Form 20-F for fiscal year 2002 filed by Telefónica Móviles, S.A. on June 27, 2003)
22. List of Directors of Telefónica, S.A.
23. List of Directors of Telefónica Móviles, S.A.
PART III — CONSENT TO SERVICE OF PROCESS
[Concurrently with the filing of this Form CB with the Securities and Exchange Commission (the “SEC”)], Telefónica, S.A. is filing with the SEC a written irrevocable consent and power of attorney on Form F-X. Telefónica, S.A. will promptly communicate any change in the name or address of its agent for service to the SEC by amendment of the Form F-X.

PART IV — SIGNATURES
After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
TELEFÓNICA, S.A.
By: /s/ Ramiro Sánchez de Lerín García- Oviés
Name: Ramiro Sánchez de Lerín García- Oviés
Title: General Secretary and Secretary of the Board of Directors
Date: May 17th, 2006